EXHIBIT 99.2

                           MERILUS TECHNOLOGIES, INC.

                          Audited Financial Statements
                           September 30, 2000 and 1999
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------






                             Financial Statements of

                            Merilus Technologies Inc.
                 (formerly Netmaster Networking Solutions, Inc.)

                         Years Ended September 30, 2000

AUDITORS' REPORT TO THE DIRECTORS


We have audited the balance sheet of Merilus Technologies Inc. (formerly Netmaster Networking Solutions, Inc.) as at September 30, 2000 and 1999 and the statements of loss and deficit and cash flows for the years ended September 30, 2000 and 1999 and the eleven months ended September 30, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2000 and 1999 and the results of its operations and the cash flows for the years ended September 30, 2000 and 1999 and the eleven months ended September 30, 1998 in accordance with Canadian generally accepted accounting principles.


/s/KPMG LLP /s/


Chartered Accountants

Chilliwack, British Columbia
October 13, 2000, except for Note 10 which is at October 23, 2000.




Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Balance Sheet

September 30, 2000 and 1999


                                                                                                          2000               1999
------------------------------------------------------------------------------------------------     ------------       ------------
Assets

Current assets:
    Cash                                                                                              $     6,694       $       -
                Accounts receivable                                                                        22,580            21,601
                Prepaid Expenses                                                                          177,396               -
------------------------------------------------------------------------------------------------      -----------       -----------
                                                                                                          206,672            21,601

Capital assets (Note 3)                                                                                    66,259             4,054
------------------------------------------------------------------------------------------------      -----------       -----------
                                                                                                      $   272,931       $    25,655
------------------------------------------------------------------------------------------------      -----------       -----------

Liabilities and Capital Deficiency
Current liabilities:
               Bank Indebtedness (Note 4)                                                             $       -         $    14,866
                                                                                                                        -----------
               Accounts payable and accrued liabilities                                                   369,395            52,115
               Notes payable (Note 5)                                                                     720,650               -
               Due to shareholders                                                                         14,823            55,525
------------------------------------------------------------------------------------------------      -----------       -----------
                                                                                                        1,131,868           122,506
Capital deficiency:
               Share capital (Note 6)                                                                       9,561             9,561
                Deficit                                                                                  (868,498)         (106,412)
------------------------------------------------------------------------------------------------      -----------       -----------
                                                                                                         (858,937)          (96,851)
Commitments (Note 9)
Subsequent event (Note 10)
------------------------------------------------------------------------------------------------      -----------       -----------
                                                                                                      $   272,931       $    25,655
------------------------------------------------------------------------------------------------      -----------       -----------
Approved by the Directors:


------------------------------------



------------------------------------

See accompanying notes to financials



Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Statement of Loss and Deficit

Years ended  September 30, 2000 and 1999 and eleven  months ended  September 30,
1998


                                                             Year ended          Year ended          Eleven months
                                                         September 30, 2000   September 30, 1999         ended
                                                                                                   September 30, 1998
                                                              ---------           ---------           ---------
Sales                                                         $ 409,821           $ 164,816           $  14,780


Cost of goods sold                                              101,327              33,757               6,829
                                                              ---------           ---------           ---------
Gross margin                                                    308,494             131,058               7,951

Expenses:
     Advertising                                                 39,692                 741               1,069
     Automotive                                                  19,660                 -                   -
     Bad debts (recovery)                                          (342)                400                 -
     Bank charges and interest                                    2,772               9,291               1,919
     Communications                                              17,493              10,298               1,371
     Equipment rental                                            11,539                 -                   -
     Insurance and licenses                                       1,940                 -                   100
     Office and miscellaneous                                    36,809               3,348               3,507
     Product development                                          1,394                 -                   933
     Professional fees                                          149,413               4,309               3,459
     Promotion and entertainment                                155,057               5,324               1,485
     Rent                                                        16,149               7,257                 -
     Repairs and maintenance                                      4,155                 -                   -
     Travel                                                      47,668               7,506               1,917
     Wages and employee benefits                                331,674              55,871              26,235
                                                              ---------           ---------           ---------
                                                                835,073             104,347              41,995
                                                              ---------           ---------           ---------
(Loss) income before the undemoted                             (529,579)             26,712             (34,044)

Amortization                                                    (20,552)             (1,626)             (1,291)
Management salaries                                            (214,955)            (56,963)            (39,200)
                                                              ---------           ---------           ---------
                                                               (235,507)            (56,589)            (40,491)
                                                              ---------           ---------           ---------
Loss                                                           (762,086)            (31,877)            (74,535)
Deficit, beginning of period                                   (106,412)            (74,535)                -
                                                              ---------           ---------           ---------
Deficit, end of period                                        $(868,498)          $(106,412)          $ (74,535)
                                                              ---------           ---------           ---------
See accompanying notes to financial statements.


Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Statement of Cash Flows

Year ended  September 30, 2000 and 1999,  and eleven months ended  September 30,
1998


                                                                          Year ended         Year             Eleven
                                                                           September         ended            months
                                                                           30, 2000        September          ended
                                                                                            30, 1999         September
                                                                                                             30, 1998
------------------------------------------------------------------------  --------------  -----------      ------------
Cash provided by (used in):

Operating:

    Net loss                                                              $(762,086)       $ (31,877)       $ (74,535)
     Item not involving cash:
            Amortization                                                     20,552            1,626            1,291
      Net changes in non-cash working capital
          balances related to operations:
             Accounts receivable                                            (10,479)          (6,986)          (5,106)
             Prepaid expenses                                              (177,398)             -                -
              Accounts payable and accrued liabilities                      344,280           29,765           22,350
                                                                          ---------        ---------        ---------
                                                                           (585,131)          (7,472)         (56,000)

Financing:
      (Decrease) increase in operating line of
           credit                                                           (14,866)         (14,264)          29,130
       Advances (to) from shareholders                                      (40,702)          22,253           33,124
       Increase in notes payable                                            720,650              -                -
       Share subscription proceeds                                            9,500              -                -
        Proceeds on issuance of share capital                                   -                -                200
                                                                          ---------        ---------        ---------
                                                                            674,582            7,989           62,454
Investing:
     Purchase of capital assets                                             (82,757)            (517)          (6,454)
                                                                          ---------        ---------        ---------
Increase in cash position                                                     6,694              -                -

                                                                          ---------        ---------        ---------
Change in cash and cash position, end of period                           $   6,694        $     -          $     -
                                                                          ---------        ---------        ---------
 Supplementary cash flow information:
   Interest paid                                                          $     783        $   8,871        $   1,534
                                                                          ---------        ---------        ---------

See accompanying notes to financial statements.

Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Notes to Financial Statements

Year ended  September 30, 2000 and 1999,  and eleven months ended  September 30,
1998

--------------------------------------------------------------------------------



1. General:

     Merilus Technologies Inc. is in the business of providing computer networking and communication solutions to organizations.

     The company was incorporated on November 4, 1997 and commenced operations on that date. Effective September 8, 2000 the company changed its name to Merilus Technologies Inc.


2. Significant accounting policies:

     (a)  Capital assets:

          Capital assets are recorded at cost.

          Amortization of capital assets has been provided in the amounts on a declining balance basis at the following annual rates, calculated on the unamortized balances at the end of the year.

          Office equipment                  20%
          Computer equipment                30%

     (b)  Income taxes:

          The company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

     (c)  Revenue recognition:

          Revenues from product sales are recognized when shipped or installed. Revenue from services contracts or phased product installation are recognized when the service or phased portion of the sale is complete.

     (d)  Use of estimates:

          The preparation of the financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates an assumptions that effect the reported amounts of assets and liabilities at the dates of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Notes to Financial Statements (Continued)

Year ended  September 30, 2000 and 1999,  and eleven months ended  September 30,
----------  ----------------------------  -----------------------  -------------
1998
----




3. Capital assets:


                                                              2000                                  1999                1998
------------------------- ------------------- -------------------- ------------------- -----------------  ------------------
                                              Accumulated amortization        Net book          Net book            Net book
                                         Cost                                    value             value               value
------------------------- ------------------- -------------------- ------------------- -----------------  ------------------

Office equipment             $         55,109    $          11,196    $         43,913  $            624    $            264
Computer equipment                     34,618               12,272              22,346             3,430               4,899

------------------------- ------------------- -------------------- ------------------- -----------------  ------------------
                             $         89,727    $          23,468    $         66,259   $         4,054     $         5,163
------------------------- ------------------- -------------------- ------------------- -----------------  ------------------


4. Bank Indebtedness:

   The Company has an operating line of credit of $nil (1999 - $30,000; 1998 - $30,000). Interest is payable on the amount at nil% (1999 - 8.25%; 1998 - 9.50%) per annum. The line of credit is secured by personal guarantees of $15,000 each by two of the company's shareholders and a general security agreement over all of the assets of the company.

5. Notes payable:

     On February 23, 2000, the company entered into an agreement to be acquired by a public company ('pubco'). In accordance with the terms of the original agreement, two loans of $250,000 each were received by the company (the "original loans"). These two loans are without interest and were repayable upon being acquired by pubco.

     During the year, the company and pubco mutually agreed to terminate their original agreement and amend the terms of repayment on the original loans. Concurrent with terminating the original agreement with pubco, the company entered into a letter of intent agreement to be acquired by an unrelated public company, Golden Soil, Inc ("Golden Soil"). The terms of the Golden Soil agreement allowed the previously advanced $500,000 to remain outstanding until such time as the Golden Soil agreement is concluded at which time certain funds will be made available to repay the original loans. In the event the Golden Soil agreement is not concluded, a shareholder of Golden Soil has agreed to assume the full $500,000 original loan obligations as a break-up fee.

     As part of the Golden Soil agreement, Golden Soil advanced $150,000 US to the company (see also Note 10).

Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Notes to Financial Statements (Continued)

Year ended  September 30, 2000 and 1999,  and eleven months ended  September 30,
--------------------------------------------------------------------------------
1998
----

5. Notes payable (continued):

   The notes payable are due to the following:


                                                                   2000              1999                1998
-------------------------------------------------------------------------------------------------------------

Clyde Resources Ltd.                                      $     250,000          $      -         $       -
Bank Sal Oppenheim Jr. & CIE (Schwelz) AG                       250,000                 -                 -

Golden Soil, Inc.; secured by $150,000 term
note repayable in US funds with interest of 8%
per annum after October 31, 20000                               220,650                 -                 -
                                                          $     720,650          $      -         $       -
-------------------------------------------------------------------------------------------------------------

6. Share capital:

-------------------------------------------------------------------------------------------------------------
                                                                   2000              1999                1998
-------------------------------------------------------------------------------------------------------------
Authorized:
         30,000 Common shares without par value
Issued:
         6,400 Common shares (1999 - 6,400;
                              1998 - 20,000)             $       9,561           $   9,561        $       200
-------------------------------------------------------------------------------------------------------------

Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Notes to Financial Statements (Continued)

Year ended  September 30, 2000 and 1999,  and eleven months ended  September 30,
1998

--------------------------------------------------------------------------------


6. Share capital (continued):

   The continuity of the number of shares is as follows:


                                                                                  Number
                                                                               of shares                   $
----------------------------------------------------------------------------------------  ------------------

               Balance upon incorporation                                         20,000                   -
                Issued for cash at incorporation                                       -                 200
----------------------------------------------------------------------------------------  ------------------
               Balance outstanding at September 30, 1998                          20,000                 200

                Valuation allowance for future tax assets                       (14,800)               (148)
                Issued for cash consideration                                        900                   9
                Issued for note receivable                                           300               9,500

----------------------------------------------------------------------------------------  ------------------
               Balance at September 30, 1999 and September 30, 2000                6,400               9,561
----------------------------------------------------------------------------------------  ------------------

   During 2000 the company collected $9,500 on the note receivable. All shares are fully paid.

7. Income taxes:

   The company has income tax loss carryforwards of approximately $723,000 which are available to reduce future taxable income. The benefit of the losses has not been recognized in the financial statements. The losses will expire as follows:

       2005                                                   $   73,000
       2006                                                       30,000
       2007                                                      620,000

   In addition, the company has applied for research and development credits for 1998 and 1999 totaling $56,944. The credits relate to research and development expenditures of $58,187 (1998 - $40,631) included in expenses of the company. As these applications have not been processed and are subject to audit by Canada Customs and Revenue Agency, the benefit of these credits has not been recognized in the financial statements. The benefits, if any, will be recognized on a prospective basis in the year received.

   Significant components of the company's future tax assets and liabilities are shown below. A valuation allowance has been recognized to fully offset the net future tax assets as realization of such net assets is uncertain.

Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Notes to Financial Statements (Continued)

Year ended  September 30, 2000 and 1999,  and eleven months ended  September 30,
1998

--------------------------------------------------------------------------------


                                               2000          1999          1998
--------------------------------------------------------------------------------
Operating loss carryforwards              $ 322,000     $  45,000     $  33,000
Capital assets                                4,600           500           500
Restructuring costs                          42,000           -             -
Net future tax assets                       368,600        46,500        33,500
Valuation allowance for future             (368,600)      (46,500)      (33,500)
tax assets

                                         $      -       $      -      $     -
--------------------------------------------------------------------------------
8. Related party transactions:

   During 2000 the company incurred nil (1999 - $4,222; 1998 - nil) fees for accounting and financial services from a partnership controlled by three shareholders of the company. During 2000 the company incurred $100,000 (1999
   - nil; 1998 - nil) in fees for legal services related to the proposed transactions with pubco and Golden Soil, from a law office of which a shareholder in the company is a partner.

   The accounts receivable balance includes$2,814 receivable from a law office (1999 - nil; 1998 - nil) which employs one of the shareholders of the company. The accounts payable balance includes $20,648 due to three shareholders of the company, as well as an accrual of $100,000 (1999 - nil; 1998 - nil) due to the law office.

   In all cases, the related party transactions were recorded at the exchange amount, which is the consideration established and agreed to by the related parties.


9. Commitments:

   The company has committed to rental of premises, equipment and automotive equipment until March 31, 2003. Minimum annual lease payments are as follows:



                                                Automotive
                  Premises       Equipment       Equipment      Total
------------------------------ ------------  ------------ ----------------
   2001       $    6,480       $      3,840   $   12,000   $       22,320
   2002       $    7,800       $      3,840   $    9,270   $       20,910
   2003       $       -        $        -     $    3,270   $        3,270
------------------------------ ------------  ------------ ----------------

Merilus Technologies Inc.
(formerly Netmaster Networking Solutions, Inc.)
Notes to Financial Statements (Continued)

Year ended  September 30, 2000 and 1999,  and eleven months ended  September 30,
--------------------------------------------------------------------------------
1998
----

   The company has further committed to an increase of office space of 8,075 square feet effective November 15, 2000, for a three-year period. Total lease costs are charged at $11 per square foot. Renovations totaling $35,000 will also be made and amortized over the three year lease term. Total additional premises minimum lease payments and leasehold improvements are as follows:

       2001                                                        $  92,116
       2002                                                          100,491
       2003                                                          100,491
       2004                                                            8,375


10.    Subsequent events:

   Subsequent to September 30, 2000, the company received two new loans under the Golden Soil agreement (see Note 5) for $150,000 US each. These loans are also repayable in US funds with interest at 8% per annum after November 30, 2000.

   On October 23, the company signed a definitive agreement (subject to shareholder and regulatory approval) to be acquired by Golden Soil, effective on November 30, 2000. As part of this agreement, a shareholder of Golden Soil will be injecting $2,000,000 US in operating funds to the company less any previous amounts advanced by Golden Soil.

11.    Financial instruments:

   The carrying values of cash, accounts receivable, accounts payable, accrued liabilits, notes payable and due to shareholders approximate their fair value due to the relatively short periods to maturity of the instruments.

12.    Segmented information:

   Management has determined that the company operates in one dominant industry segment which involves the development and sale of computer networking and communication solutions. Substantially all of the company's operations, assets and employees are located in Canada.